Exhibit 99.1

TECHNOLOGY RESEARCH CORPORATION REPORTS FIRST QUARTER FINANCIAL RESULTS

CLEARWATER, FLORIDA, July 31, 2006 -- Technology Research Corporation (“TRC”), (NASDAQ-TRCI), today announced revenues and earnings for its first fiscal quarter ended June 30, 2006.

Revenues were $10.6 million unchanged from the revenue reported in the same quarter last year. Net income for the first fiscal quarter ended June 30, 2006 was $27 thousand compared with net income of $293 thousand for the fiscal quarter ended June 30, 2005. Diluted net income is $.00 per share for the current quarter compared with diluted net income of $.05 per share for the same quarter last year.

Robert S. Wiggins, Chairman, President & CEO said, “The highlight of the first quarter was the completion of our first acquisition in April of Automated Engineering Corporation’s recreational vehicle product line business. The integration of this acquisition is ongoing and we expect it to be accretive to earnings in its first year. As stated in the past, we are continuing to seek acquisition opportunities where we can accelerate the Company’s growth while providing a return to the bottom line.” Wiggins continued, “While margins in the first quarter improved $.1 million, operating expenses increased $.5 million from the prior year. Of this increase, approximately $.3 million was due to legal expenses resulting from the patent infringement lawsuit against Tower Manufacturing Corporation. The Company’s balance sheet has continued to strengthen. We paid down $1.0 million of debt in the first quarter leaving $2.0 million of remaining debt which is a reduction of $3.0 million from the prior year. At the same time, the cash and investment balance has grown from $.8 million at June 30, 2005 to $2.8 million at June 30, 2006. Because of our strong balance sheet and expectations for 10% to 15% growth in revenue and the same growth rate or above in earnings as stated in the last earnings release, in early July we announced a 33% increase in the quarterly dividend. Beginning in September the quarterly dividend increases from .015 cents per share to .02 cents per share.”

The first quarter dividend of $.015 per share was paid on July 21, 2006 to shareholders of record on June 30, 2006.

OTHER QUARTERLY HIGHLIGHTS

In May TRC announced an expansion of the number of Wal-Mart stores that it supplies with Fire Shield® Surge Strips from about 400 to approximately 1880 stores. These Fire Shield Surge Strips are sold under the licensed First Alert® brand name.

In June TRC announced that for the eleventh year in a row it was honored by both the Richmond, Virginia and Columbus, Ohio Defense Supply Centers with their highest level award as a Gold Medalist as a result of its exceptional Automated Best Value System score of 100%. TRC earned this prestigious award by delivering all orders on time with zero defects.

For the third consecutive year the Company has been ranked in the annual FSB 100 list of the 100 fastest growing small public companies in America. This year TRC was ranked 71st. The list was published in the July/August issue of Fortune Small Business available in early July.

************

TRC is an internationally recognized leader in electrical safety products that prevent electrocution and electrical fires and protect against serious injury from electrical shock. Based on its core technology in ground fault sensing, products are designed to meet the needs of the consumer, commercial and industrial markets worldwide. The Company also supplies power monitors and control equipment to the United States Military and its prime contractors.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Some of the statements in this report constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. These statements are related to future events, other future financial performance or business strategies, and may be identified by terminology such as "may," "will," "should," "expects," "scheduled," "plans," "intends," "anticipates," "believes," "estimates," "potential," or "continue," or the negative of such terms, or other comparable terminology. These statements are only predictions. Actual events as well as results may differ materially. In evaluating these statements, you should specifically consider the factors described throughout this report. We cannot be assured that future results, levels of activity, performance or goals will be achieved.

   TECHNOLOGY RESEARCH CORPORATION AND SUBSIDIARY
  UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (In thousands, except per share data)

                   Three months ended June 30,
                2006              2005

Operating revenues:
   Commercial                                                     $  7,953                                    7,928
   Military                                                               2,662                                    2,649
   Royalties                                                                    -                                           -
                                                                              10,615                                  10,577
Operating expenses
   Cost of sales                                                      8,186                                    8,284
   Selling, general, and administrative               1,879                                    1,375
   Research, development and engineering         486                                       487
                                                                             10,551                                 10,146
      Operating income                                                64                                       431
Interest and sundry income (expense)                 (27)                                      (40)
   Income before income taxes                                 37                                       391
Income tax expense                                                   10                                         98
   Net income                                                     $       27                                       293
                                                        =====                       =====
Net income per common share:
   Basic                                                               $      .00                                         ..05
   Diluted                                                            $      .00                                         ..05

Weighted average number of common
   shares outstanding:
   Basic                                                            5,873,408                              5,774,375
   Diluted                                                         5,927,372                              5,841,212

Dividends paid                                                $     .015                                       .015

TECHNOLOGY RESEARCH CORPORATION AND SUBSIDIARY
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                                                 (In thousands)

                                                                                                                              *
                                                                                June 30                          March 31
                             ASSETS                                       2006                                 2006
   Current assets:
   Cash and cash equivalents                            $  2,515                                2,607
   Short-term investments                                         248                                   500
Accounts receivable, net                                      8,181                              10,730
Inventories                                                              9,111                                9,633
Prepaid expenses and other current assets          320                                   210
Deferred income taxes                                              434                                   445
Total current assets                                             20,809                             24,125

Property, plant and equipment                           14,483                             14,284
   Less accumulated depreciation                         9,634                               9,346
      Net property, plant and equipment                4,849                               4,939
Intangible Assets (net)                                             572                                      -
Other assets                                                                 69                                     70
                                                                              $ 26,299                             29,134
                                                          =====                   =====
           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Current portion of long-term debt                $  1,000                                1,000
   Trade accounts payable                                    3,238                                4,850
   Accrued expenses                                              1,056                                1,296
   Dividends payable                                                 103                                   101
   Income taxes payable                                              26                                   357
      Total current liabilities                                    5,423                                7,604
Long-term debt, less current portion                  1,000                                2,000
Deferred income taxes                                              230                                   244
         Total liabilities                                               6,653                                9,848
Stockholders' equity:
   Common stock                                                     3,014                                2,983
   Additional paid-in capital                                  9,161                                8,770
   Retained earnings                                               7,511                                7,573
   Treasury stock, 21,500 shares at cost                 (40)                                  (40)
      Total stockholders' equity                            19,646                             19,286
                                                                              $ 26,299                             29,134
                                                          =====                   =====

* The condensed consolidated balance sheet is derived from the Company’s audited balance sheet as of that date.